Exhibit 99.1

Lime Energy Co. Receives NASDAQ Notice Regarding Late Form 10-Q Filing

Huntersville, NC — November 26, 2012 — Lime Energy Co. (NASDAQ: LIME) today announced that the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (the “Form 10-Q”) has been delayed because of its previously disclosed internal investigation of its recording of certain revenue and its related accounting review.  Because of the delayed filing of the Form 10-Q with the SEC, the Company received a letter from The NASDAQ OMX Group (“NASDAQ”) indicating that the Company is not in compliance with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c).

Pursuant to NASDAQ rules, the Company was required to submit a plan to regain compliance with NASDAQ’s filing requirements for continued listing within 60 calendar days of the date of the NASDAQ notification letter.  The Company complied with this rule by submitting a Plan of Compliance to The NASDAQ on October 15, 2012 and updated the Plan on November 15, 2012. Upon acceptance of the Company’s compliance plan, NASDAQ is permitted to grant an extension of up to 180 days from the Form 10-Q’s filing due date for the Company to regain compliance with NASDAQ’s filing requirements for continued listing.

On November 19, 2012, The NASDAQ issued a second letter indicating that it had not received the Company’s Form 10-Q for the period ending September 30, 2012 and that the Company remains delinquent in the filing of its Form 10-Q for the period ended June 30, 2102, therefore the Company does not comply with the Listing Rule for continued listing.  The letter acknowledges receipt of the Plan of Compliance on October 15, 2012 and the update received on November 15, 2012 and asks the Company to submit an additional update by November 29, 2012, to assist the NASDAQ in its review of the Plan of Compliance.

The Company continues to work diligently to complete the accounting review and has made significant progress toward completing this review.  It expects to file the delinquent financial statements upon completion of the accounting review and the restatement of its previously issued financial statements expected to result from the review. However, the Company cannot currently estimate the filing date of the financial statements.

Cautionary Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “ “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including how promptly we are able to complete our accounting review and the results of that review , as well as those factors discussed in our Annual Report on Form 10-K, filed on March 16, 2012 with the SEC, which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Investor Relations

Glen Akselrod

Bristol Capital Ltd.

(905) 326-1888

glen@bristolir.com